Exhibit 99.1

1200 RIVERPLACE BOULEVARD — JACKSONVILLE, FL 32207-1809 — (904) 346-1500

December 11, 2012 FOR IMMEDIATE RELEASE	For more information: Linda L. Tasseff Director, Investor Relations (904) 858-2639 ltasseff@steinmart.com

STEIN MART, INC. RECEIVES NASDAQ NOTICE OF NON-COMPLIANCE

JACKSONVILLE, FL – Stein Mart, Inc. (NASDAQ: SMRT) today announced that on December 7, 2012 it received an expected letter from The NASDAQ Stock Market (“NASDAQ”) stating that the Company is not in compliance with NASDAQ Listing Rule 5250(c)(1) because it did not timely file its Quarterly Report on Form 10-Q for the third quarter ended October 27, 2012.

As reported on November 9, 2012, because of errors identified in the Company’s previously issued financial statements, the Company is in the process of restating its previously issued financial statements for fiscal years 2009, 2010 and 2011, its quarterly data for the first quarter of 2012 and for all quarters in 2010 and 2011, as well as its selected finance data for the relevant periods. In addition, the Company is evaluating the control implications related to the restatement. Until the restatement process and the control evaluations are complete, the Company is unable to complete its third quarter financial statements and file its Form 10-Q for the quarterly period ended October 27, 2012.

As reported on November 15, 2012, NASDAQ granted the Company an exception to file its Quarterly Report on Form 10-Q for the second quarter ended July 28, 2012 on or before March 5, 2013. As a result, the NASDAQ letter states that any additional exception to allow the Company to regain compliance with all delinquent filings will be limited to a maximum 180 days from the due date of the second quarter Form 10-Q filing, or March 5, 2013. The notification of non-compliance has no immediate effect on the listing or trading of the Company’s common stock on the NASDAQ Global Market.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to Massachusetts, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, shoes and home fashions.

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com.